Exhibit (h)(4)

DIVIDEND DISBURSING AND TRANSFER AGENT AGREEMENT

THIS DIVIDEND DISBURSING AND TRANSFER AGENT AGREEMENT (the “Agreement”) is made and entered into as of the __ day of July, 2019, by and between AMPLIFY ETF TRUST, a Massachusetts business trust (the “Trust”), on behalf of the funds listed on Schedule 1 (the “Funds”) and NOTTINGHAM SHAREHOLDER SERVICES, LLC, a North Carolina limited liability company (“Transfer Agent”).

WHEREAS, the Trust is an open-end management investment company of the series type which is registered under the Investment Company Act of 1940 (“1940 Act”); and

WHEREAS, the Transfer Agent is in the business of providing dividend disbursing, transfer agent, and shareholder services to investment companies;

WHEREAS, the Funds will ordinarily issue for purchase and redeem shares of the Funds (the “Shares) only in aggregations of Shares known as “Creation Units” in the amount forth on Schedule 1 (each a “Creation Unit”) principally in kind;

WHEREAS, The Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”), or its nominee, will be the registered owner (the “Shareholder”) of all outstanding Shares; and

WHEREAS, the Trust desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment;

NOW THEREFORE, the Trust and the Transfer Agent do mutually promise and agree as follows:

1.           Employment. The Trust hereby employs Transfer Agent to act as dividend disbursing and transfer agent for the authorized and issued Shares of the Funds. Transfer Agent shall render the services and assume the obligations herein set forth subject to being compensated therefore as herein provided.

2.           Delivery of Documents. The Trust has furnished the Transfer Agent with copies properly certified or authenticated of each of the following:

(a)             The Trust’s Declaration of Trust and Certificate of Trust, as filed with the Commonwealth of Massachusetts (such Trust Instrument, as presently in effect and as it shall from time to time be amended);

(b)             The Trust’s By-Laws (such By-Laws, as presently in effect and as they shall from time to time be amended, are herein called the “By-Laws”);

(c)             Resolutions of the Trust’s board of trustees (the “Board of Trustees”) authorizing the appointment of the Transfer Agent and approving this Agreement; and

(d)            The Trust’s registration statement (“Registration Statement”) on Form N-1A under the 1940 Act and under the Securities Act of 1933 as amended (the “1933 Act”), including all exhibits, relating to Shares of beneficial interest of, and containing the prospectus (the “Prospectus”) of each Fund, as filed with the Securities and Exchange Commission (the “SEC”) and all amendments thereto.

The Trust will also furnish the Transfer Agent with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing.

3.            Duties of the Transfer Agent. Subject to the policies and direction of the Board of Trustees, the Transfer Agent will provide day-to-day supervision for the dividend disbursing, transfer agent, and shareholder servicing operations of each of the Funds as set forth on Exhibit A hereof. Services to be provided shall be in accordance with the Trust’s organizational and registration documents as listed in paragraph 2 hereof and with the Prospectus of each Fund. The Transfer Agent further agrees that it:

(a)            Will conform to all applicable rules and regulations of the SEC and will, in addition, conduct its activities under this Agreement in accordance with regulations of any other federal and state agency that may now or in the future have jurisdiction over its activities,

(b)            Will provide, at its expense, the non-executive personnel and data processing equipment and software necessary to perform the shareholder servicing functions shown on Exhibit A hereof; and

(c)            Will provide all office space and general office equipment necessary for the dividend disbursing, transfer agent, and shareholder servicing activities except as may be provided by third parties pursuant to separate agreements with the Trust.

In addition to the Services set forth on Exhibit A, the following shall be delivered to DTC participants as identified by DTC as the Shareholder for book-entry only securities: (i) annual and semi-annual reports of the Trust; (ii) Trust proxies, proxy statements, and other proxy soliciting materials; (iii) Trust prospectus and amendments and supplements thereto, including stickers; and (iv) other communications as the Trust may from time to time identify as required by law or as the Trust may reasonably request.

The Trust acknowledges that it has had an opportunity to review, consider and comment upon the written procedures provided by Transfer Agent describing various tools used by Transfer Agent which are designed to promote the detection and reporting of potential money laundering activity and identity theft by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”).

Based on this determination, the Trust hereby instructs and directs Transfer Agent to implement the Procedures on the Trust’s behalf, as such may be amended or revised from time to time. It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust’s antimony laundering and identity theft responsibilities.

Transfer Agent agrees to provide to the Trust:

(d)            Prompt written notification of any transaction or combination of transactions that Transfer Agent reasonably believes, based on the Procedures, evidence money laundering or identity theft activities in connection with the Trust or any Fund shareholder;

(e)            Prompt written notification of any customer(s) that Transfer Agent reasonably believes, based upon the Procedures, to be engaged in money laundering or identity theft activities, provided that the Trust agrees not to communicate this information to the customer;

(f)             Any reports received by Transfer Agent from any government agency or applicable industry self-regulatory organization pertaining to Transfer Agent’s Anti-Money Laundering Program on behalf of the Trust;

(g)            Prompt written notification of any action taken in response to antimony laundering violations or identity theft activity as described in (a), (b) or (c) immediately above; and

(h)            Certified annual and quarterly reports of its monitoring and customer identification activities pursuant to the Procedures on behalf of the Trust.

The Trust hereby directs, and Transfer Agent acknowledges, that Transfer Agent shall (i) permit federal regulators access to such information and records maintained by Transfer Agent and relating to Transfer Agent’s implementation of the Procedures, on behalf of the Trust, as they may request, and (ii) permit such federal regulators to inspect Transfer Agent’s implementation of the Procedures on behalf of the Trust.

Notwithstanding anything contained in this Agreement to the contrary, the Transfer Agent (including its directors, officers, employees, and agents) shall not be required to perform any of the duties of, assume any of the obligations or expenses of, or be liable for any of the acts or omissions of, any investment advisor of the Funds or the Trust or other third party subject to separate agreements with the Trust. The Transfer Agent shall not be responsible hereunder for the administration of the code of ethics of the Trust (the “Code of Ethics”) which shall be under the responsibility of the investment advisors, except insofar as the Code of Ethics applies to the personnel of the Transfer Agent. It is the express intent of the parties hereto that the Transfer Agent shall not have control over or be responsible for the placement (except as specifically directed by a Shareholder of the Funds), investment or reinvestment of the assets of the Funds or the Trust. The Transfer Agent may from time to time, subject to the approval of the Board of Trustees, obtain at its own expense the services of consultants or other third parties to perform part or all of its duties hereunder, and such parties may be affiliates of the Transfer Agent.

4.            Services Not Exclusive. The services furnished by the Transfer Agent hereunder are not to be deemed exclusive, and the Transfer Agent shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

5.            Books and Records. In compliance with the requirements of Rule 3la-3 under the 1940 Act, the Transfer Agent hereby agrees that all records that it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request.

6.             Expenses. During the term of this Agreement, the Transfer Agent will furnish at its own expense its office space and the executive, supervisory, and clerical personnel reasonably necessary to perform its obligations under this Agreement. The Trust assumes and shall be responsible for all other expenses of the Trust and/or the Funds not otherwise allocated in this Agreement.

7.             Compensation. For the services provided and the expenses assumed by the Transfer Agent pursuant to this Agreement, the Trust will pay the Transfer Agent and the Transfer Agent will accept as full compensation the fees and expenses as set forth on Exhibit B attached hereto. Special projects, not included herein and requested in writing by the Board of Trustees, shall be completed by the Transfer Agent and invoiced to the Trust on mutually agreed upon terms.

8.             Limitation of Liability. The Transfer Agent shall not be liable for any loss, damage, or liability related to or resulting from the placement (except as specifically directed by a Shareholder of the Funds), investment, or reinvestment of assets in the Funds or the Trust or the acts or omissions of any Fund’s investment advisor or any other third-party subject to separate agreements with the Trust. Further, the Transfer Agent shall not be liable for any error of judgment or mistake of law or for any loss or damage suffered by the Funds in connection with the performance of this Agreement or any agreement with a third party, except a loss resulting directly from (i) a breach of fiduciary duty on the part of the Transfer Agent with respect to the receipt of compensation for services; or (ii) willful misfeasance, bad faith, negligence, or reckless disregard on the part of the Transfer Agent in the performance of its duties or from reckless disregard by it of its duties under this Agreement.

The provisions contained in this section shall survive the expiration or other termination of this Agreement, shall be deemed to include and protect the Transfer Agent and its directors, officers, employees, and agents and shall inure to the benefit of its/their respective successors, assigns, and personal representatives.

9.             Indemnification of Transfer Agent. Subject to the limitations set forth in this section, and provided the Transfer Agent has exercised reasonable customary care in the performance of its duties under this Agreement, the Fund or Funds in which the conduct relates shall indemnify, defend, and hold harmless (from the assets of the Funds to which the conduct in question relates) the Transfer Agent against all loss, damage, and liability, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and expenses, including reasonable accountants’ and counsel fees, incurred by the Transfer Agent in connection with the defense or disposition of any action, suit, or other proceeding, whether civil or criminal, before any court or administrative or legislative body, related to or resulting from this Agreement or the performance of services hereunder, except with respect to any matter as to which it has been determined that the loss, damage, or liability is a direct result of (i) a breach of fiduciary duty on the part of the Transfer Agent with respect to the receipt of compensation for services; or (ii) willful misfeasance, bad faith, negligence, or reckless disregard on the part of the Transfer Agent in the performance of its duties or from reckless disregard by it of its duties under this Agreement (either and both of the conduct described in clauses (i) and (ii) above being referred to hereinafter as “Disabling Conduct”). A determination that the Transfer Agent is entitled to indemnification may be made by (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Transfer Agent was not liable by reason of Disabling Conduct, (ii) dismissal of a court action or an administrative proceeding against the Transfer Agent for insufficiency of evidence of Disabling Conduct, or (iii) a reasonable determination, based upon a review of the facts, that the Transfer Agent was not liable by reason of Disabling Conduct by (a) vote of a majority of a quorum of Trustees who are neither “interested persons” of the Trust as the quoted phrase is defined in Section 2(a)(19) of the 1940 Act nor parties to the action, suit or other proceeding on the same or similar grounds that is then or has been pending or threatened (such quorum of such Trustees being referred to hereinafter as the “Independent Trustees”) or (b) an independent legal counsel approved by the Trustees, including a majority of Independent Trustees, (hereinafter referred to as an “independent legal counsel”) in a written opinion. Expenses, including accountants’ and counsel fees so incurred by the Transfer Agent (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), shall be paid from time to time by the Fund or Funds to which the conduct in question related in advance of the final disposition of any such action, suit or proceeding; provided, that the Transfer Agent shall have undertaken to repay the amounts so paid unless it is ultimately determined that it is entitled to indemnification of such expenses under this section and if (i) the Transfer Agent shall have provided security for such undertaking, (ii) the Trust shall be insured against losses arising by reason of any lawful advances, or (iii) a majority of the Independent Trustees, or an independent legal counsel in a written opinion, shall have determined, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Transfer Agent ultimately will be entitled to indemnification hereunder.

As to any matter disposed of by a compromise payment by the Transfer Agent referred to in this section, pursuant to a consent decree or otherwise, no such indemnification either for said payment or for any other expenses shall be provided unless such indemnification shall be approved (i) by a majority of the Independent Trustees or (ii) by an independent legal counsel in a written opinion. Approval by the Independent Trustees pursuant to clause (i) shall not prevent the recovery from the Transfer Agent of any amount paid to the Transfer Agent in accordance with either of such clauses as indemnification of the Transfer Agent is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that the Transfer Agent’s action was in or not opposed to the best interests of the Trust or to have been liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, negligence, or reckless disregard of the duties involved in its conduct under the Agreement.

The Trust shall request the Board of Trustees of the Trust to take all such action as may be necessary and appropriate to authorize the Fund hereunder to pay the indemnification required by this section including, without limitation, to the extent needed, to determine whether the Transfer Agent is entitled to indemnification hereunder and the reasonable amount of any indemnity due it hereunder, or employ independent legal counsel for that purpose.

Transfer Agent shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by Transfer Agent as a result of Transfer Agent’s refusal or failure to comply with the material terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of Transfer Agent, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Trust” shall include the Trust’s directors, trustees, officers and employees.

The right of indemnification provided by this section shall not be exclusive of or affect any of the rights to which the Transfer Agent may be entitled. Nothing contained in this section shall affect any rights to indemnification to which Trustees, officers, or other personnel of the Trust, and other persons may be entitled by contract or otherwise under law, nor the power of the Trust to purchase and maintain liability insurance on behalf of any such person.

The provisions contained in this section shall survive the expiration or other termination of this Agreement, shall be deemed to include and protect the Transfer Agent and its directors, officers, employees, and agents and shall inure to the benefit of its/their respective successors, assigns, and personal representatives.

10.          Assignment and Subcontracting.

a.	Assignment. The Parties hereby mutually consent that:

i.	Without the express written consent of both parties, any assignment or attempted assignment of this Agreement constitutes a breach of the Agreement;

ii.	Any such assignment or attempted assignment is void; and

iii.	Any such assignment or attempted assignment will immediately terminate this Agreement.

However, to the extent that such express written consent is sought, the parties also agree that such consent will not be unreasonably withheld or delayed.

In the event that this Agreement is successfully assigned, either by express written consent of the parties or in any way otherwise, this Agreement shall be binding upon the respective assigns.

b.	Subcontracting. The parties hereby mutually consent that the Transfer Agent may, at its expense unless otherwise provided in the Agreement, subcontract with any entity or person concerning the provision of the services contemplated hereunder. The Transfer Agent shall not, however, be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and shall be responsible for the performance of such subcontractor. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors.

11.          Confidentiality. The Transfer Agent agrees, on behalf of itself and its officers, directors, agents, and employees, to treat as confidential all records and other information relating to the Trust and its prior, present, and future Shareholders (“Confidential Information”) and to not use or disclose the Confidential Information for any purpose other than in performance of its responsibilities and duties under the Agreement. Notwithstanding the forgoing, the Transfer Agent may divulge the Confidential Information (i) with the prior written consent of the Trust; (ii) when the Transfer Agent, in good faith, believes it may be exposed to civil or criminal contempt proceedings for failure to comply with court orders or when requested by duly constituted governmental authorities or the National Association of Securities Dealers pursuant to their respective legal authority, upon prior written notice to the Trust, unless prohibited by the court order or governmental authority; (iii) to the Trust’s investment adviser(s), administrator, distributor, custodian, outside legal counsel, or independent public accountants, in the ordinary course of business, to the extent necessary for those service providers to perform their respective services to the Trust; (iv) to the Trust, when requested by the Trust; or (v) when requested by a Shareholder, but only with respect to Confidential Information that specifically relates to such Shareholder and the Shareholder’s account. For purposes of this section, the following records and other information shall not be considered Confidential Information: any record or other information relating to the Trust and its prior, present, and future Shareholders (a) which is or becomes publicly available through no negligent or unauthorized act or omission by the Transfer Agent; (b) which is disseminated by the Trust in a public filing with the SEC or posted on the website of the Trust, the Fund, the Fund’s investment adviser, or any of the Fund’s other service providers for general public review; (c) which is lawfully obtained from third parties who are not under an obligation of confidentiality to the Trust or its prior, present, and future Shareholders; or (d) previously known by the Transfer Agent prior to the date of the Agreement.

12.            Duration and Termination. This Agreement shall become effective as of the date hereof and shall thereafter continue in effect unless terminated as herein provided. This Agreement may be terminated by either party hereto (without penalty) at any time by giving not less than 60 days’ prior written notice to the other party hereto. Upon termination of this Agreement, the Trust shall pay to the Transfer Agent such compensation as may be due as of the date of such termination and shall likewise reimburse the Transfer Agent for any out-of-pocket expenses and disbursements reasonably incurred by the Transfer Agent to such date.

13.            Amendment. This Agreement may be amended by mutual written consent of the parties. If, at any time during the existence of this Agreement, the Trust deems it necessary or advisable in the best interests of the Trust that any amendment of this Agreement be made in order to comply with the recommendations or requirements of the SEC or state regulatory agencies or other governmental authority, or to obtain any advantage under state or federal laws, and shall notify the Transfer Agent of the form of amendment which it deems necessary or advisable and the reasons therefore, and if the Transfer Agent declines to assent to such amendment, the Trust may terminate this Agreement forthwith.

14.            Notice. Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing and will be deemed sufficient if personally delivered or sent by registered or certified mailed, postage prepaid, address to the other party at the principal place of business of such party. Notices shall be effective upon delivery.

15.            Limited Recourse. Notwithstanding anything to the contrary contained in this Agreement, any amounts owed or liabilities incurred by the Fund, subject to the contractual obligations set forth in the Fund’s expense limitation agreement, shall be satisfied solely from the assets of the Fund and not any other entity or person. In no event shall Transfer Agent or any of its affiliates have recourse, whether by setoff or otherwise, with respect to any such amounts owed or liabilities incurred, to or against (i) any other series of the Trust other than the applicable Fund to which such obligations relate, or (ii) any assets of any person or entity under the management of the investment manager of the Fund.

16.            Construction. This Agreement shall be governed and enforced in accordance with the laws of the State of North Carolina without regard to the principles of the conflict of laws or the choice of laws. If any provision of this Agreement, or portion thereof, shall be determined to be void or unenforceable by any court of competent jurisdiction, then such determination shall not affect any other provision of this Agreement, or portion thereof, all of which other provisions and portions thereof shall remain in full force and effect. If any provision of this Agreement, or portion thereof, is capable of two interpretations, one of which would render the provision, or portion thereof, void and the other of which would render the provision, or portion thereof, valid, then the provision, or portion thereof, shall have the meaning that renders it valid.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers effective as of the date indicated above.

AMPLIFY ETF TRUST

By:

Print:

Title:

NOTTINGHAM SHAREHOLDER SERVICES, LLC

By:

Print: Robert J. Myers
Title: Managing Member

{Signature Page to Dividend Disbursing and Transfer Agent Agreement}

SCHEDULE 1

List of Funds

Fund Name	Ticker	# of Shares per Creation Unit

Amplify Seymour Cannabis ETF	CNBS	50,000

EXHIBIT A

SERVICES

Perform and facilitate the performance of purchases and redemption of Creation Units;

Prepare and cause to be transmitted by means of DTC’s book-entry system payments for dividends and distributions on or with respect to the Shares declared by the Funds;

Maintain the record of the name and address of the Shareholder and the number of Shares issued by the Funds and held by the Shareholder;

Record the issuance of Shares of the Funds and maintain a record of the total number of Shares of the Funds that are outstanding, and, based upon data provided to it by the Funds, the total number of authorized Shares. The Transfer Agent shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Funds;

Prepare and transmit to the Funds and the Trust’s administrator and to any applicable securities exchange (as specified to the Transfer Agent by the Trust or its administrator) information with respect to purchases and redemptions of Shares;

Confirm, or cause to be confirmed, to DTC the number of Shares issued to the Shareholder, as DTC may reasonably request;

Prepare and cause to be delivered other reports, information and documents to DTC as DTC may reasonably request;

Extend the voting rights to the Shareholder for extension by DTC to DTC participants and the beneficial owners of Shares in accordance with policies and procedures of DTC for book-entry only securities;

Distribute or maintain, as directed by the Trust, amounts related to purchases and redemptions of Creation Units, dividends and distributions.

Maintain the following books and records of the Trust:

(a)	Source Documents requesting Creations and Redemptions

(b)	Correspondence/Shareholder Inquiries

(c)	Reconciliations, bank statements, copies of canceled checks, cash proofs

(d)	Daily/Monthly reconciliation of outstanding Shares between the Trust and DTC

(e)	Dividend Records

Prepare a monthly report of all purchases and redemptions of Shares during such month on a gross transaction basis, and identify on a daily basis the net number of Shares either redeemed or purchased on such Business Day and with respect to each Shareholder purchasing or redeeming Shares, the amount of Shares purchased or redeemed;

Receive from the authorized participants creation and redemption requests, deliver the appropriate documentation thereof to each Fund’s custodian, generate and transmit or cause to be generated and transmitted confirmation of receipt of such redemption requests to authorized participants submitting the same; transmit appropriate trade instructions, if applicable, and redeem the appropriate number of Creation Unit Aggregations of Shares held in the account of the Shareholder; and

Confirm the name, U.S taxpayer identification number, and principle place of business of each Shareholder.

The Transfer Agent may execute transactions directly with Shareholders to the extent necessary or appropriate to enable the Transfer Agent to carry out any of the duties set forth above.

Except as otherwise instructed by the Trust, the Transfer Agent shall process all transactions in accordance with the policies and procedures mutually agreed upon between the Trust and the Transfer Agent with respect to the proper net asset value to be applied to purchases received in good order by the Transfer Agent or from a Shareholder before any cut-offs established by the Funds, and such other matters set forth above as these policies and procedures are intended to address.

EXHIBIT B

COMPENSATION SCHEDULE